Exhibit 10.11
7/16/2018
Derek Knudsen

Dear Derek:
Alteryx, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1. Position. Your title will be Chief Technology Officer and you will report to the Company’s Chief Executive Officer, Dean Stoecker. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that would, directly or indirectly, constitute your engagement in or participation in any business that is competitive in any manner with the business of the Company. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2. Cash Compensation. The $325,000 per year, payable in accordance with the Company’s standard payroll schedule. This compensation rate will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
With your specific position, you will be eligible to receive a discretionary annual bonus of up to 50% of your base annual salary, based on both Company and individual performance, and in accordance with the Alteryx Standard Bonus Plan. Please note that all discretionary bonus programs, payouts and criterion are subject to change or adjustment as the business or departmental needs at Alteryx may require.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. You will receive a summary of such employee benefits. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
4. Equity. Subject to the approval of the Company’s Board of Directors and in accordance with the Company’s equity granting policy, you will be granted equity awards that will consist of a combination of restricted stock units for shares of the Company’s Class A Common Stock (the “RSU”) and non-qualified stock options (the “Option”), with an aggregate grant value of $1,000,000.

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com

The RSU will be subject to the terms and conditions applicable to restricted stock units granted under the 2017 Equity Incentive Plan (the “Plan”), as described in the Plan, and the applicable Restricted Stock Unit Award Agreement. So long as your continuous service status does not terminate, one-fourth of the total number of shares subject to RSU will vest on each of the first, second, third, and fourth annual anniversaries of the vesting commencement date (as set forth in the Restricted Stock Unit Award Agreement).
The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable Stock Option Agreement. So long as your continuous service status does not terminate, this Option shall vest and become exercisable in accordance with the following schedule:  One fourth (1/4th) of the total number of such shares will vest on the first anniversary of the vesting commencement date (as set forth in the Stock Option Award Agreement), and thereafter one forty-eighth (1/48th) of the total number of such shares will vest on each monthly anniversary of the vesting commencement date thereafter.

5. Confidential Information and Invention Assignment Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.
6. No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this offer letter. You shall not use or disclose, in connection with your employment, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and you confirm that your employment with the Company will not infringe or violate the rights of any other person. Also, we expect you to abide by any contractual obligations to refrain from soliciting any person employed by or otherwise associated with any former or current employer. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.
7. Verification of Information and Eligibility.  This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, professional reference checks and a general background check performed by the Company to confirm your suitability for employment.  By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.  You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.  Your offer is contingent upon the Company’s verification that you are permitted to legally work in the United States.  You agree to provide the Company in a timely manner with any and all documentation reasonably necessary to confirm the foregoing.
8. At Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com cause or notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.
9. Tax Matters.
(a) Withholding. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
10. Interpretation, Amendment and Enforcement. This offer letter and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior or contemporaneous agreements, representations or understandings (whether written, oral or implied) between you and the Company. This offer letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Orange County, California in connection with any Dispute or any claim related to any Dispute.
* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this offer letter and the enclosed Confidential Information and Invention Assignment Agreement and returning them to Human Resources by close of business on 7/20/2018. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon you starting work in this new position as of 8/13/2018.

If you have any questions, please call me at         .
Congratulations on your offer of employment! We are looking forward to you joining our team and the contributions we anticipate you making at Alteryx.

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com

ALTERYX, INC.
/s/ Chad Bennett
By: Chad Bennett
Title: Senior Vice President, Human Resources
I have read and accept this employment offer:

Name:	Derek Knudsen
Signature:	/s/ Derek Knudsen
Date:	07/19/2018

I hereby waive my right to receive any public records as described above.

Attachment
Exhibit A: Confidential Information and Invention Assignment Agreement

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com

ALTERYX, Inc.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(Federal)

THIS CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (“Agreement”), is being entered into by me with Alteryx, Inc., a Delaware corporation, and their respective subsidiaries, affiliates, successors or assigns (together the “Company”), as a condition of my employment with the Company (as further described below). As such, in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.     Employment. I acknowledge and agree that my employment with the Company is strictly “at-will”, in that at all times, and under all conditions whatsoever, either the Company or I can terminate the subject employment relationship at any time, with or without prior notice, and for any reason not prohibited by law. As part of this employment relationship, and in addition to executing this Agreement for the benefit of the Company, I am also entering into a Comprehensive Agreement (Employment At-Will and Arbitration) (“Comprehensive Agreement”) that designates the Company as my employer.

2.     Confidential Information.

A.     Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the President of the Company, any Confidential Information of the Company, except under a nondisclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, source code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Notwithstanding such nondisclosure obligations, pursuant to the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to an attorney or a federal, state, or local government official solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

B.     Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.     Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.     Inventions.

A.     Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.     Purpose of Employment. I acknowledge that one of the primary purposes of the Company is that of developing software for sale and licensing to the Company’s customers, and to the extent I have been hired by the Company to program and create software and provide services to the Company’s customers concerning the same, I acknowledge and agree that I will be receiving compensation to further this primary purpose for the benefit of the Company.

C.     Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, software, source code, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, and all the derivatives rights thereto, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 4 below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, 17 U.S.C. Section 101, and as such, the same are the sole and exclusive property of the Company. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

D.     Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E.     Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4.     Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that I developed entirely on my own time without using the Company‟s equipment, supplies, facilities, or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company‟s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Exhibit A.

5.     Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

6.     Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3.D. In the event of the termination of my employment, I agree to sign and deliver a “termination certificate”, or similar document reasonably requested by the Company, confirming that I have complied with all the terms of this Agreement, and that I have returned all the Confidential Information to the Company, including, but not limited to all devices, software, software codes, records, data, notes, reports, proposals, lists, correspondences, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property which is the Company’s Confidential Information and/or related to in any to the Company’s Invention (including, but not limited to all the Company’s software and source code).

7.     Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

8.     Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

9.     Non-Disparagement. I agree that I shall not engage in disparaging conduct directed at the Company, and will refrain from making any negative, detracting, derogatory, and unfavorable statements about the Company.

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com

10.    Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11.     Notification of Labor Code 2872. If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights to any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Labor Code 2870. In any suit arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

12.     Arbitration and Equitable Relief.

A.     Arbitration. ALL DISPUTES CONCERNING THIS AGREEMENT, OR THE BREACH HEREOF, SHALL BE RESOLVED BY BINDING ARBITRATION. IN SUCH BINDING ARBITRATION, I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW.

B.     Availability of Injunctive Relief. I AGREE THAT ANY PARTY MAY SEEK INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THIS AGREEMENT. I UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF THIS AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.

C.     Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL.

FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

13.     General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.     Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If there are any conflicts between the terms and conditions of the Comprehensive Agreement or this Agreement, the terms and conditions of this Agreement shall control.

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com

C.     Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D.     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, the individual parties hereto (or their duly authorized representatives, as the case may be) have caused this Confidential Information and Invention Assignment Agreement to be executed effective as of the day and year written.

COMPANY: ALTERYX, Inc., a Delaware corporation

By: __/s/ Dean A. Stoecker_______________________________     Dated: 11/17/2015
Dean A. Stoecker, Chief Executive Officer

EMPLOYEE:

By:__/s/ Derek Knudsen___________________         Dated:___7/19/2018______
Employee Signature

_Derek Knudsen___________________________
Employee’s Name (please print)

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com

Exhibit A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number of Brief
Title Date Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee: _____________________________

Print Name of Employee: ____________________________

Alteryx, Inc. • 3345 Michelson Drive, Suite 400, Irvine, CA 92612 • T +1 714 516 2400 • F +1 714 516 2410 • www.alteryx.com